Exhibit 99.1

Newpark Resources Reports Third Quarter 2006 Results

Company Also Files 2006 First, Second and Third Quarterly Reports

          METAIRIE, La., Nov. 9 /PRNewswire-FirstCall/ -- Newpark Resources, Inc. (NYSE: NR) today announced results for the three and nine months ended September 30, 2006.  Newpark also announced that it has filed its 2006 first, second and third quarterly reports on Form 10-Q with the Securities and Exchange Commission.

          Newpark reported revenues for the third quarter of 2006 totaling $170.1 million compared to revenues of $139.1 million for the third quarter of 2005.  Newpark reported a net loss of $2.3 million, or $0.03 per share, in the third quarter of 2006, which included unusual pre-tax items totaling $16.8 million.  The largest of these items was an impairment charge of $17.8 million related to the shut down of the Newpark Environmental Water Solutions (NEWS) business.  Net income for the third quarter of 2005 was $5.2 million, or $0.06 per diluted share.  A table describing unusual pre-tax items is provided below.

          Paul Howes, President and Chief Executive Officer of Newpark, stated, “We are pleased to now be current on our quarterly filings for 2006 and get on with the job of creating value for shareholders.  Operational highlights for the third quarter and the first nine months of 2006 included fluids systems and engineering revenue that continued to outpace market growth in its areas of operation.  Market penetration, type of well serviced and the performance of our proprietary products were significant drivers of revenue growth in our drilling fluids segment.  For the first nine months of 2006, this segment’s revenues increased 25%.  We believe our core fluids systems and engineering business is positioned for continued growth while we work to complete our strategic and operational growth planning process.”

          Fluids systems and engineering revenues in the third quarter were $125.0 million compared to $104.3 million in the third quarter of 2005.  Mat and integrated services revenues in the third quarter were $26.5 million compared to $21.3 million in the third quarter of 2005.  Environmental services revenues in the third quarter of 2006 were $18.6 million compared to $13.5 million in the third quarter of 2005.  For additional details on the 2006 third quarter, as well as the first and second quarters, please refer to Newpark’s quarterly reports on Form 10-Q, which are available on Newpark’s web site at http://www.newpark.com .

          NINE MONTH SUMMARY

          For the nine months ended September 30, 2006, Newpark reported revenues of $501.7 million compared to revenues of $409.7 million for the first nine months of 2005.  Net income in 2006 was $9.8 million, or $0.11 per diluted share, which included unusual pre-tax items listed in the table below totaling $19.2 million.  Net income for the comparable period of 2005 was $15.3 million, or $0.18 per diluted share.

          Fluid systems and engineering revenues in the first nine months of 2006 were $352.2 million compared to $282.6 million in the comparable period of 2005.  Mat and integrated services revenues in the first nine months of 2006 were $95.2 million compared to $82.3 million in the comparable period of 2005.  Environmental services revenues in the first nine months of 2006 were $54.3 million compared to $44.8 million in the same period of 2005.

          UNUSUAL PRE-TAX ITEMS

          The unusual pre-tax items and their impact in the 2006 periods are summarized in the table below.

	3 Months Ended			6 Months Ended June 30, 2006	9 Months Ended Sept. 30, 2006

($ millions)	March 31, 2006	June 30, 2006	Sept. 30, 2006

NEWS operating loss	$0.7	$1.3	$1.4	$2.0	$3.4
Business interruption insurance recovery	—	(1.0)	(4.2)	(1.0)	(5.2)
Expenses related to investigation of accounting irregularities and restatement of previously issued financial statements	—	1.4	0.6	1.4	2.0
NEWS impairment loss	—	—	17.8	—	17.8
Expenses associated with early re-payment of debt	—	—	1.2	—	1.2
Total unusual pre-tax items	$0.7	$1.7	$16.8	$2.4	$19.2

          CONFERENCE CALL

          In conjunction with this release and the quarterly reports on Form 10-Q, Newpark has scheduled a conference call, which will be broadcast live over the Internet, for Monday, November 13, 2006 at 2:00 p.m. Eastern Time / 1:00 p.m. Central Time.  To participate in the call, dial (303) 262-2211 and ask for the Newpark Resources conference call at least 10 minutes prior to the start time, or access it live over the Internet at http://www.newpark.com .  For those who cannot listen to the live call, a replay will be available through November 20, 2006 and may be accessed by dialing (303) 590-3000 and using pass code 11073370#.  Also, an archive of the webcast will be available shortly after the call at http://www.newpark.com for 90 days.

          Newpark Resources, Inc. is a worldwide provider of drilling fluids, environmental waste treatment solutions, and temporary worksites and access roads for oilfield and other commercial markets.  For more information, visit our website at http://www.newpark.com .

          Forward-looking Statements

          This news release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act that are based on management’s current expectations, estimates and projections. All statements that address expectations or projections about the future, including statements about Newpark’s strategy for growth, product development, market position, expected expenditures and financial results are forward-looking statements. Some of the forward-looking statements may be identified by words like “expects,” “anticipates,” “plans,” “intends,” “projects,” “indicates,” and similar expressions. These statements are not guarantees of future performance and involve a number of risks, uncertainties and assumptions. Many factors, including those discussed more fully elsewhere in this release and in documents filed with the Securities and Exchange Commission by Newpark, particularly Amendment No. 2 to its Annual Report on Form 10-K/A for the year ended December 31, 2005, and its Quarterly Reports on Form 10-Q for the first, second and third quarters of 2006, as well as others, could cause results to differ materially from those stated. These factors include, but are not limited to, the results of several class action and derivative lawsuits against Newpark and certain of our current and former directors and former officers; the results of the internal investigation into accounting matters by Newpark’s Audit Committee; changes in the laws, regulations, policies and economic conditions, including inflation, interest and foreign currency exchange rates, of countries in which Newpark does business; competitive pressures; successful integration of structural changes, including restructuring plans, acquisitions, divestitures and alliances; cost of raw materials, research and development of new products, including regulatory approval and market acceptance; and seasonality of sales of Newpark products.  Newpark’s filings with the Securities and Exchange Commission can be obtained at no charge at http://www.sec.gov , as well as through our website at http://www.newpark.com .

Contacts:	James E. Braun, CFO
Newpark Resources, Inc.
504-838-8222

Ken Dennard, Managing Partner
Dennard Rupp Gray & Easterly, LLC
713-529-6600

SOURCE  Newpark Resources, Inc.
          -0-                                        11/09/2006
          /CONTACT:  James E. Braun, CFO of Newpark Resources, Inc., +1-504-838-8222; or Ken Dennard, Managing Partner of Dennard Rupp Gray & Easterly, LLC, +1-713-529-6600, for Newpark Resources, Inc./
          /First Call Analyst: /
          /FCMN Contact: ksdennard@drg-e.com /
          /Web site:  http://www.newpark.com /
          (NR)